UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2006

Illumina, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30361	33-0804655
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9885 Towne Centre Drive, San Diego, California		92121-1975
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 202-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2006, Illumina, Inc. entered into a Subscription Agreement for Secured Convertible Debentures with Genizon Biosciences Inc. ("Genizon"), a Canadian company focused on gene discovery. Pursuant to the agreement, Illumina purchased a secured convertible debenture of Genizon for CDN$3.5 million and certain warrants. Illumina understands Genizon is exclusively using Illumina’s Sentrix® HumanHap300 BeadChip along with the Infinium™ assay to perform whole-genome association studies involving thousands of members of the Quebec Founder Population. The goal of the studies is to provide unprecedented understanding of the genetic origins and mechanisms of common diseases which may then lead to possible drug targets.

The debenture is convertible, automatically upon the occurrence of a "liquidity event," as defined in the debenture, into Class H Preferred Shares of Genizon. The debenture matures two years from issuance and bears interest, payable semiannually, at a rate of 5% per annum for the first year and 12.5% per annum for the second year. Unless the debenture is converted before maturity, 112.5% of the principal amount of the debenture is due upon maturity. Illumina also received warrants to purchase 226,721 shares of Genizon Class H Prefered Shares at an exercise price of $1.5437 per share. Upon the occurrence of certain events, Illumina may be entitled to receive additional shares of Genizon’s Class H Preferred Shares. The above description is qualified in its entirety by reference to the forms of Subscription Agreement, Warrant and Secured Convertible Debenture, which Illumina intends to file as an exhibit to its quarterly report on Form 10-Q for the first quarter of 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Illumina, Inc.

March 29, 2006	By:	/s/ Christian O. Henry

Name: Christian O. Henry
Title: Vice President and Chief Financial Officer